Exhibit 5

            Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P.
                                  Place St. Charles
                                201 St. Charles Avenue
                          New Orleans, Louisiana  70170-5100
                               Telephone: 504-582-8000
                               Telecopy:  504-582-8583



                                     May 11, 1995



          Century Telephone Enterprises, Inc.
          100 Century Park Drive
          Monroe, Louisiana 71203

               RE:  Registration Statement on Form S-4
                    Century Telephone Enterprises, Inc. ("Century") Our File No. 6207/64833-00

          Gentlemen:

               We have acted as Century's special counsel in connection with the preparation of the registration statement on Form S-4 (the "Registration Statement") filed by Century with the Securities and Exchange Commission (the "Commission") with respect to 625,000 shares of Century's common stock, $1.00 par value per share, and accompanying preferred stock purchase rights (collectively, the "Shares'), which are the maximum number of Shares reasonably expected to be issued in connection with the proposed merger (the "Merger") of Mississippi-6 Cellular Corporation ("Mississippi-6") with a wholly-owned subsidiary of Century pursuant to an Agreement and Plan of Merger dated as of April 18, 1995 (the "Agreement"), by and among Century, Mississippi 6 Acquisition Corp., Mississippi-6 and its principal shareholders.

               In connection with rendering the opinions expressed below, we have examined the Agreement and original, photostatic or certified copies of such records of Century, certificates of Century's officers and public officials, and such other documents as we have deemed relevant. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

               Based upon the foregoing, we are of the opinion that the proposed issuance of the Shares has been duly authorized by Century's Board of Directors and the Shares will, when issued upon consummation of the Merger in accordance with the terms of the Agreement, be validly issued, fully paid and non-assessable.

               We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the related Information Statement and Prospectus under the caption "Legal Matters." In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the general rules and regulations of the Commission.

                                             Yours very truly,

                                             JONES, WALKER, WAECHTER,
                                           POITEVENT, CARRERE & DENEGRE, L.L.P


                                        By:      /s/ Kenneth J. Najder
                                                   Kenneth J. Najder